CONFORMED COPY



================================================================================




                         ==================================


                            STOCK PURCHASE AGREEMENT


                         ==================================



                                      AMONG

                              CREDIT SUISSE GROUP,

                                      AXA,

                              AXA FINANCIAL, INC.,

          THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES,

                                       AND

                           AXA PARTICIPATIONS BELGIUM



                           DATED AS OF AUGUST 30, 2000





================================================================================

                                TABLE OF CONTENTS


SECTION                                                                   PAGE


                                       ARTICLE I
                                      DEFINITIONS

SECTION 1.01      Definitions................................................1


                                      ARTICLE II
                                   PURCHASE AND SALE

SECTION 2.01      Purchase and Sale of the Shares............................5
SECTION 2.02      Purchase Price.............................................5
SECTION 2.03      Closing....................................................5
SECTION 2.04      Closing Deliveries by the Sellers..........................5
SECTION 2.05      Closing Deliveries by Purchaser............................5
SECTION 2.06      Additional Documents and Actions...........................6
SECTION 2.07      Anti-Dilution Adjustments..................................6


                                      ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE SELLERS REGARDING THE
                                        SELLERS

SECTION 3.01      Organization, Authority and Qualification of the Seller....6
SECTION 3.02      No Conflict................................................6
SECTION 3.03      Valid Issuance; Ownership of the Shares....................7
SECTION 3.04      Absence of Litigation......................................7
SECTION 3.05      Brokers....................................................7
SECTION 3.06      Securities Matters.........................................8


                                      ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 4.01      Organization and Authority of Purchaser....................8
SECTION 4.02      No Conflict; Required Filings and Consents.................8
SECTION 4.03      Purchaser Shares...........................................9
SECTION 4.04      No Distribution............................................9
SECTION 4.05      Financial Ability..........................................9
SECTION 4.06      Brokers....................................................9
SECTION 4.07      No Transaction or Stamp Tax................................9
SECTION 4.08      Bank Change of Control Statutes...........................10
SECTION 4.09      Derivative Instruments....................................10

SECTION 4.10      Financial Statements......................................10
SECTION 4.11      Absence of Certain Changes or Events......................11
SECTION 4.12      Absence of Litigation.....................................11


                                       ARTICLE V
                                 ADDITIONAL AGREEMENTS

SECTION 5.01      Voting Agreement..........................................11
SECTION 5.02      No Disposition or Encumbrance of the Seller's Shares......12
SECTION 5.03      Company Board Representation..............................12
SECTION 5.04      Notification of Certain Matters...........................12
SECTION 5.05      Further Action; Reasonable Best Efforts...................12
SECTION 5.06      Public Announcements......................................13
SECTION 5.07      Purchaser Shareholders Meeting............................14
SECTION 5.08      Disposition of Purchaser Shares...........................14
SECTION 5.09      Certain Transactions......................................14
SECTION 5.10      Post-Closing Share Purchase...............................15
SECTION 5.11      1940 Act..................................................16


                                      ARTICLE VI
                                 CONDITIONS TO CLOSING

SECTION 6.01      Conditions to the Closing.................................16
SECTION 6.02      Conditions to Obligations of the Sellers..................17
SECTION 6.03      Conditions to Obligations of Purchaser....................17


                                      ARTICLE VII
                                TERMINATION AND WAIVER

SECTION 7.01      Termination...............................................18
SECTION 7.02      Effect of Termination.....................................19
SECTION 7.03      Waiver....................................................19


                                     ARTICLE VIII
                                  GENERAL PROVISIONS

SECTION 8.01      Survival of Representations and Warranties................19
SECTION 8.02      Expenses..................................................19
SECTION 8.03      Notices...................................................19
SECTION 8.04      Headings..................................................20
SECTION 8.05      Severability..............................................20
SECTION 8.06      Entire Agreement..........................................21
SECTION 8.07      Assignment................................................21

SECTION 8.08      Parties in Interest.......................................21
SECTION 8.09      Governing Law.............................................21
SECTION 8.10      Waiver of Jury Trial......................................21
SECTION 8.11      Counterparts..............................................21
SECTION 8.12      Specific Performance......................................22

SCHEDULE A        Sellers: Share Ownership and Consideration

            STOCK PURCHASE AGREEMENT, dated as of August 30, 2000 (this "AGREEMENT"), among CREDIT SUISSE GROUP, a Swiss AKTIENGESELLSCHAFT ("PURCHASER"), AXA, a French SOCIETE ANONYME ("AXA"), AXA FINANCIAL, INC., a Delaware corporation ("FINANCIAL"), THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation ("EQUITABLE"), and AXA PARTICIPATIONS BELGIUM, a Belgian corporation (together with each of AXA, Financial and Equitable, a "SELLER" and, collectively, the "SELLERS"), as stockholders of Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation (the "COMPANY").

            WHEREAS, each Seller is the record and beneficial owner of the number of shares of common stock, par value $0.10 per share, designated Donaldson, Lufkin & Jenrette, Inc. - DLJ common stock of the Company ("COMMON STOCK") set forth next to such Seller's name on Schedule A hereto (such Seller's "SHARES");

            WHEREAS, each Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from each Seller, such Seller's Shares, upon the terms and subject to the conditions set forth herein; and

            WHEREAS, Purchaser and Diamond Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("MERGER SUB"), are separately entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "MERGER AGREEMENT") with the Company, pursuant to which Merger Sub agrees to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "Offer") to acquire all the issued and outstanding shares of Common Stock, for $90 per share of Common Stock, and following the consummation of the Offer and the transactions contemplated by the Merger Agreement, to merge with and into the Company (the "MERGER").

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Purchaser and the Sellers hereby agree as follows:


                                   ARTICLE I

                                   DEFINITIONS

            SECTION 1.01 DEFINITIONS. (a) For purposes of this Agreement:

            "ACQUISITION PROPOSAL" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any Material Subsidiary or
(B) over 20% of any class of equity securities of the Company or of any of its subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Securities Exchange Act of 1934, as amended, that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any subsidiary of the Company; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Material Subsidiary, other than the transactions contemplated by the Merger Agreement; or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the Merger Agreement.

            "BUSINESS DAY" means any day on which the principal offices of the Securities and Exchange Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York or Zurich, Switzerland.

            "KNOWLEDGE OF PURCHASER " means the knowledge of any executive officer of Purchaser, after due inquiry.

            "LIEN" means any lien, mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim or charge of any kind, or any conditional sale agreement or other agreement to create any of the foregoing.

            "MATERIAL ADVERSE EFFECT" means, with respect to a person, an effect, change, event or occurrence that, individually or in the aggregate with other such effects, changes, events or occurrences, is or would reasonably be expected to be materially adverse to the financial condition, business, assets or results of operations of such person and its subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to (i) the United States, European or global economy or United States, European or global securities markets in general, (ii) the Merger Agreement or the transactions contemplated thereby or the announcement thereof, (iii) changes in legal or regulatory conditions that affect in general the businesses in which such person and its subsidiaries are engaged or (iv) the financial services industry in general, and not specifically relating to such person or its subsidiaries.

            "MATERIAL SUBSIDIARY" shall mean each subsidiary of the Company that is material to the business, financial condition or results of operation of the Company and its subsidiaries taken as a whole.

            "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

            "PURCHASER SHARE" means a registered share, nominal value CHF 20 per share, of Purchaser.

            "PURCHASE PRICE BANK ACCOUNT" means, with respect to each Seller, a bank account to be designated by such Seller in a written notice to Purchaser at least five Business Days before the Closing.

            "SUBSIDIARY" or "SUBSIDIARIES" have the meanings assigned in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission; PROVIDED, HOWEVER, that (x) any investment account advised or managed by such person or one of its subsidiaries or affiliates on behalf of a third party and (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such person or one of its subsidiaries or affiliates acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed a subsidiary of such person.

            "TAXES" shall mean any and all taxes, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority or arising as a result of a contractual obligation or other arrangements with respect thereto, including, without limitation: taxes or other similar charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and customs duties, tariffs and similar charges.

            (b) the following terms have the following meaning set forth in the Section set forth below:

            DEFINED TERM                              LOCATION OF DEFINITION

            Action                                          ss.3.04
            Agreement                                       Preamble
            AXA                                             Preamble
            Bank Board Approval                             ss.5.09(a)
            Bank Holdings LLC                               ss.5.09(b)
            Cash Purchase Price                             ss.2.02
            CBCA                                            ss.4.08(a)
            Closing                                         ss.2.03
            Closing Date                                    ss.2.03
            Common Stock                                    Recitals
            Company                                         Preamble
            EC Merger Regulation                            ss.2.03
            Equitable                                       Preamble
            Financial                                       Preamble
            Fund                                            ss.5.11(b)

            Governmental Authority                          ss.3.02(b)
            HSR Act                                         ss.2.03
            Irrevocable Proxy                               ss.5.01(a)
            Law                                             ss.3.02(a)
            Merger                                          Recitals
            Merger Agreement                                Recitals
            Merger Sub                                      Recitals
            1940 Act                                        ss.5.11(a)
            Offer                                           Recitals
            Purchaser Annual Reports                        ss.4.10(a)
            Purchaser Interim Reports                       ss.4.10(a)
            Purchaser Reports                               ss.4.10(a)
            Purchaser Shareholder Proposal                  ss.5.07
            Purchaser Shareholders Meeting                  ss.5.07
            Purchaser                                       Preamble
            Requisite Vote                                  ss.4.01
            Seller                                          Preamble
            Shares                                          Recitals
            State Banking Affiliate                         ss.4.08(b)
            UK Bank                                         ss.5.09(b)
            Winthrop                                        ss.5.09(a)

                                PURCHASE AND SALE

            SECTION 2.01 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, the number of Shares set forth next to such Seller's name on Schedule A hereto.

            SECTION 2.02 PURCHASE PRICE. The purchase price for each Seller's Shares shall consist of the amount of immediately available United States dollars (such Seller's "CASH PURCHASE PRICE") and the number of Purchaser Shares set forth next to such Seller's name on Schedule A hereto.

            SECTION 2.03 CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Sellers' Shares contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Niederer Kraft & Frey, Bahnhofstrasse 13, Zurich, Switzerland at 9:00 A.M. Zurich time on the Business Day following the later to occur of (i) expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and satisfaction of the Council Regulation (EEC) No. 4064/89 ("EC MERGER REGULATION") and (ii) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VI or at such other place or at such other time or on such other date as Financial and Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "CLOSING DATE").

            SECTION 2.04 CLOSING DELIVERIES BY THE SELLERS. At the Closing, each Seller shall deliver or cause to be delivered to Purchaser:

            (a) stock certificates evidencing the Seller's Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to Purchaser and with all required stock transfer tax stamps affixed;

            (b) a receipt for an amount equal to such Seller's Cash Purchase Price and the number of Purchaser Shares received by such Seller; and

            (c) the certificates and other documents required to be delivered pursuant to Section 6.03.

            SECTION 2.05 CLOSING DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to each Seller:

            (a) an amount equal to such Seller's Cash Purchase Price by wire transfer in immediately available funds to such Seller's Purchase Price Bank Account;

            (b) a certificate representing the number of Purchaser Shares set forth next to such Seller's name on Schedule A hereto; and

            (c) the certificates and other documents required to be delivered pursuant to Section 6.02.

            SECTION 2.06 ADDITIONAL DOCUMENTS AND ACTIONS. Each of the parties hereto further agrees to deliver, or cause to be delivered, all documents and take, or cause to be taken, prior to the Closing all actions reasonably necessary under applicable Law to effect the valid issuance and transfer of Purchaser Shares provided for in this Article II.

            SECTION 2.07 ANTI-DILUTION ADJUSTMENTS. If prior to the Closing Date, Purchaser changes (or establishes a record date for changing) the number of Purchaser Shares issued and outstanding prior to the Closing Date by way of a split, dividend, combination, recapitalization, exchange of shares or similar transaction with respect to the outstanding Purchaser Shares, the number of Purchaser Shares to be received by the Sellers under this Agreement shall be adjusted appropriately to provide to the Sellers the same economic effect as contemplated by this Agreement prior to such split, dividend, combination, recapitalization, exchange of shares or similar transaction.


                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE
                          SELLERS REGARDING THE SELLERS

            As an inducement to Purchaser to enter into this Agreement, each Seller hereby represents and warrants to Purchaser as follows:

            SECTION 3.01 ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE SELLER. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect or materially delay the ability of any of the Sellers to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by each of the Sellers, the performance by each of the Sellers of its obligations hereunder and the consummation by each of the Sellers of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each such Seller. This Agreement has been duly executed and delivered by each of the Sellers, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of each of the Sellers enforceable against it in accordance with its terms.

            SECTION 3.02 NO CONFLICT. (a) The execution and delivery of this Agreement by each of the Sellers do not, and the performance of this Agreement by each of the Sellers shall not, (i) conflict with or violate the certificate of incorporation, by-laws or equivalent organizational documents of any of the Sellers, (ii) assuming satisfaction of the requirements set forth in Section 3.02(b) below and the accuracy of Purchaser's representations and warranties set forth in Section 4.08, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("LAW") applicable to any of the Sellers or by which any property or asset of any of the Sellers is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any of the Sellers pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of any of the Sellers to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

            (b) Assuming the accuracy of Purchaser's representations and warranties set forth in Section 4.08, the execution and delivery of this Agreement by each of the Sellers do not, and the performance of this Agreement by each of the Sellers shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of state takeover laws, the pre-merger notification requirements of the HSR Act and the requirements of the EC Merger Regulation and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not adversely affect or materially delay the ability of any of the Sellers to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

            SECTION 3.03 VALID ISSUANCE; OWNERSHIP OF THE SHARES. The Shares owned by each Seller are validly issued, fully paid and nonassessable. Each Seller is the record and beneficial owner of, and has good title to, the number of Shares set forth next to such Seller's name on Schedule A hereto. Such Shares are all the equity securities of the Company owned, either of record or beneficially, by such Seller and such Seller does not have any option or other right to acquire any other securities of the Company. The Shares owned by such Seller are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, such Seller has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Seller. At the Closing, such Seller shall deliver, and upon such delivery and payment of the Purchase Price therefor, Purchaser shall receive good, valid and marketable title to such Seller's Shares free and clear of any Liens, other than pursuant to this Agreement.

            SECTION 3.04 ABSENCE OF LITIGATION. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of the Sellers, threatened against any Seller, or any property or asset of any Seller, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

            SECTION 3.05 BROKERS. Except for Morgan Stanley Dean Witter and Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this

Agreement based upon arrangements made by or on behalf of any Seller. The Sellers are solely responsible for the fees and expenses of Morgan Stanley Dean Witter and Goldman, Sachs & Co.

            SECTION 3.06 SECURITIES MATTERS. Each of the Sellers understands that the issuance of Purchaser Shares in accordance with this Agreement is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), pursuant to Section 4(2) thereof. Each of the Sellers understands and agrees that it may not sell or dispose of any of the Purchaser Shares in the United States other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act. The Purchaser Shares are being acquired by each of the Sellers without a view to public distribution thereof, other than in accordance with applicable Law.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

            As an inducement to the Sellers to enter into this Agreement, Purchaser hereby represents and warrants to the Sellers as follows:

            SECTION 4.01 ORGANIZATION AND AUTHORITY OF PURCHASER. Purchaser is an AKTIENGESELLSCHAFT duly organized and validly existing under the laws of Switzerland and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby (subject to obtaining the requisite approval of the Purchaser Shareholder Proposal by the affirmative vote of holders of not less than two-thirds of the Purchaser Shares voting in person or by proxy at the Purchaser Shareholders Meeting (the "REQUISITE VOTE")). The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser (subject to obtaining the Requisite Vote). This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

            SECTION 4.02 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, (i) conflict with or violate the articles of association of Purchaser, (ii) assuming satisfaction of the requirements set forth in 4.02(b) below, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

            (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of state takeover laws, the HSR Act, the EC Merger Regulation, the Bank Holding Company Act of 1956, as amended, and the regulations thereunder, the banking laws of the State of New York, and the regulations thereunder, and notification to the Swiss Federal Banking Commission, (ii) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect or materially delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

            SECTION 4.03 PURCHASER SHARES. (a) As of August 29, 2000, Purchaser had issued and paid up share capital of CH 5,478,244,360, consisting of 273,912,218 Purchaser Shares. In addition to the issued and paid up share capital, Purchaser has (i) authorized share capital consisting of 11,370,000 unissued Purchaser Shares and (ii) conditional share capital consisting of 18,668,170 unissued Purchaser Shares reserved for any Purchaser option or share plan or any bonds, warrants or other financing related purposes. In the aggregate, these 30,038,170 unissued Purchaser Shares represent the maximum amount of Purchaser Shares that may be issued in the future without further approval from the shareholders of Purchaser.

            (b) When delivered on the Closing Date, the Purchaser Shares to be so delivered to each Seller pursuant to this Agreement shall be duly authorized, validly issued, fully paid and non-assessable, and no class of Purchaser's share capital is or shall be entitled to preemptive rights with respect to such issuance. On the Closing Date, all such Purchaser Shares shall be duly listed on the Swiss Exchange. At the Closing, Purchaser shall deliver, and on such delivery each Seller shall receive, good, valid and marketable title to the Purchaser Shares delivered to such Seller free and clear of any Liens, other than pursuant to this Agreement.

            SECTION 4.04 NO DISTRIBUTION. Purchaser is not acquiring the Sellers' Shares with a view to, or for offer or sale in connection with, any distribution thereof.

            SECTION 4.05 FINANCIAL ABILITY. Purchaser has or will have at the Closing sufficient funds to permit Purchaser to consummate the transactions contemplated hereby.

            SECTION 4.06 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

            SECTION 4.07 NO TRANSACTION OR STAMP TAX. Other than the Swiss federal stamp tax (EMISSIONSABGABE or UMSATZABGABE) which shall be borne by Purchaser, no transaction, stamp or similar taxes are payable by the Sellers in connection with the issuance or delivery of the Purchaser Shares to the Sellers as contemplated under this Agreement.

            SECTION 4.08 BANK CHANGE OF CONTROL STATUTES. (a) Purchaser is not and does not control, directly or indirectly, an "insured depository institution" within the meaning of the Change in Bank Control Act, 12 U.S.C. ss.1817(j) (the "CBCA").

            (b) Purchaser does not control, directly or indirectly, any person which is chartered or licensed under the banking laws of any State of the United States except for Credit Suisse First Boston and Credit Suisse (each such person, a "STATE BANKING AFFILIATE").

            (c) As of the date hereof, Purchaser has at least one shareholder that owns more than 5% of the outstanding voting stock of Purchaser.

            (d) Purchaser has made an effective election as a financial holding company. Purchaser knows of no reason why it would not continue to maintain an effective election as a financial holding company, including, without limitation, any of the effects of the transactions contemplated by this Agreement. After giving effect to the transactions contemplated by this Agreement, Purchaser shall meet all relevant capital requirements of the Swiss banking authorities.

            SECTION 4.09 DERIVATIVE INSTRUMENTS. Except as would not have a Material Adverse Effect on Purchaser, any swap, forward, future, option or similar arrangement or agreements, whether entered into for the account of Purchaser or for the account of a customer of Purchaser or its subsidiaries, were entered into in the ordinary course of business and, in accordance with prudent business practice and applicable rules, regulations and policies of any governmental or regulatory authority or agency and with the counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Purchaser or its subsidiaries enforceable in accordance with their terms, and are in full force and effect. Except as would not have a Material Adverse Effect on Purchaser, each of Purchaser and its subsidiaries have duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Purchaser, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

            SECTION 4.10 FINANCIAL STATEMENTS. (a) True and complete copies of
(i) the audited consolidated balance sheet of Purchaser for each of the three fiscal years ended as of December 31, 1999, December 31, 1998 and December 31, 1997, and the related audited consolidated income statement and statement of source and application of funds of Purchaser, together with all related notes thereto accompanied by the reports thereon of Purchaser's independent auditors (collectively referred to herein as the "PURCHASER ANNUAL REPORTS") have been made available by Purchaser to the Sellers, and (ii) the unaudited consolidated balance sheet of Purchaser as of June 30, 2000, and the related consolidated profit and loss account of Purchaser, together with all related notes thereto (collectively referred to herein as the "PURCHASER INTERIM REPORTS", and together with the Purchaser Annual Reports, the "PURCHASER REPORTS"), shall be made available by Purchaser to the Sellers within three Business Days from the date of this Agreement. The Purchaser Reports (i) were prepared in accordance with the books of account and other financial records of Purchaser, (ii) present fairly in all material respects the consolidated financial condition and results of operations and all statements of source and application of funds of Purchaser and its subsidiaries as of the respective dates thereof or for the respective periods covered thereby and (iii) have been prepared based on the Swiss accounting rules for banks and the Swiss accounting and reporting recommendations for the insurance business of Purchaser consistently applied during the periods involved except as otherwise noted therein.

            (b) Except as and to the extent set forth on the consolidated balance sheet of Purchaser as at December 31, 1999, including the notes thereto, or except as otherwise contemplated by this Agreement, neither Purchaser nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999 that would not have a Material Adverse Effect on Purchaser.

            SECTION 4.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, there has not been any Material Adverse Effect on Purchaser.

            SECTION 4.12 ABSENCE OF LITIGATION. There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries, or any property or asset of Purchaser or any of its subsidiaries, before any Governmental Authority that (a) would have a Material Adverse Effect on Purchaser or (b) as of the date hereof, seeks to materially delay or prevent the consummation of the transactions contemplated by this Agreement. Neither Purchaser nor any of its subsidiaries nor any property or asset of Purchaser or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Purchaser, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay Purchaser or Purchaser from performing its obligations under this Agreement or would have a Material Adverse Effect on Purchaser.


                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.01 VOTING AGREEMENT. (a) Each Seller hereby irrevocably constitutes and appoints Purchaser and each of its officers, from and after the date hereof and until the earlier to occur of the Closing and the termination of this Agreement, as such Seller's attorney, agent and proxy (such constitution and appointment, the "IRREVOCABLE PROXY"), with full power of substitution, to vote such Seller's Shares at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company,
(i) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement (whether or not theretofore terminated) or of the Sellers contained in this Agreement, and (ii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Offer, the Merger or this Agreement.

            (b) THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A SELLER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Each Seller hereby revokes all other proxies and powers of attorney with respect to such Seller's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Seller with respect thereto. The termination of such other proxies or powers of attorney, and the granting of the Irrevocable Proxy, shall be binding upon the heirs, personal representatives, successors and assigns of such Seller.

            SECTION 5.02 NO DISPOSITION OR ENCUMBRANCE OF THE SELLER'S SHARES.
(a) Each Seller agrees that, except as contemplated by this Agreement, such Seller shall not (i) sell, transfer, tender (including, without limitation, into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Seller's Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of the Sellers herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Seller from performing such Seller's obligations hereunder or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

            (b) Each Seller shall promptly advise Purchaser of its receipt of any Acquisition Proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Proposal, the identity of the person making such Acquisition Proposal or request for information, and the terms and conditions of such Acquisition Proposal.


            SECTION 5.03 COMPANY BOARD REPRESENTATION. Promptly upon the Closing, the Sellers shall cause the directors nominated by the Sellers or who are otherwise affiliated with the Sellers after the Closing to resign from the Board of Directors of the Company and the boards of directors of the Company's subsidiaries.

            SECTION 5.04 NOTIFICATION OF CERTAIN MATTERS. The Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Sellers, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of any Seller or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; PROVIDED, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 5.05 FURTHER ACTION; REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the EC Merger Regulation with respect to the transactions contemplated by this Agreement and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and, in the case of the Sellers, entering into any voting trust or similar arrangements that may be required by applicable Laws to acquire the Purchaser Shares hereunder; PROVIDED that Purchaser will be not required by this Section 5.05 to take any action that will have a Material Adverse Effect on the Company or Purchaser, including, without limitation, entering into any consent decree, hold separate orders or other arrangements that would have a Material Adverse Effect on the Company or Purchaser. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

            (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

            (c) Each of the Sellers agrees to use its reasonable best efforts to cause the Company to comply with its obligations under the Merger Agreement, and Purchaser agrees to, and to cause Merger Sub to, comply with its obligations under the Merger Agreement.

            SECTION 5.06 PUBLIC ANNOUNCEMENTS. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger Agreement shall be issued by any party without the prior consent (which consent shall not be unreasonably withheld) of Purchaser, in the case of a release or announcement by a Seller or any of its affiliates (other than the Company and the Company's subsidiaries), or Financial, in the case of a release or announcement by, Purchaser or any of its affiliates, except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each Seller agrees to permit Purchaser and Merger Sub to publish and disclose in the offer documents filed with the Securities and Exchange Commission with respect to the Offer pursuant to Section 2.01(b) of the Merger Agreement and the proxy statement, if any, to be sent to the Company's stockholders pursuant to Section
7.02 of the Merger Agreement and related filings under the securities laws such Seller's identity and ownership of such Seller's Shares and the nature of its commitments, arrangements and understandings under this Agreement.

            SECTION 5.07 PURCHASER SHAREHOLDERS MEETING. Purchaser agrees, in accordance with applicable Law and its articles of association, to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the date hereof (the "PURCHASER SHAREHOLDERS Meeting") for the purpose of approving the authorization of the new Purchaser Shares to be issued to the Sellers pursuant to this Agreement and the exclusion of the preemptive rights of all holders of Purchaser share capital in connection with such issuance (the "PURCHASER SHAREHOLDER PROPOSAL"). The Board of Directors of Purchaser agrees to recommend to its shareholders the approval of the Purchaser Shareholder Proposal and make any other disclosure to its shareholders as may be required under applicable Law.

            SECTION 5.08 DISPOSITION OF PURCHASER SHARES. (a) Purchaser shall use its reasonable best efforts to cause the Purchaser Shares delivered to the Sellers pursuant to Section 2.05(b) to be approved for listing on the Frankfurt Stock Exchange prior to the Closing Date, or if such approval for listing is not obtained prior to the Closing Date, as promptly as practicable thereafter.

            (b) Purchaser will take such commercially reasonable actions as may be reasonably requested by any Seller in connection with the listing and/or sale by such Seller of all or any portion of the Purchaser Shares owned by such Seller, including, without limitation, (i) entering into customary agreements with, and making customary representations, warranties and covenants to, the underwriters and placement agents designated by such Seller in connection with such sale; (ii) preparing or assisting in the preparation of such prospectuses, offering memoranda and other offering materials as may be reasonably requested by such Seller or such underwriters or placement agents in connection with such sale; and (iii) using all reasonable efforts to cause senior management of Purchaser to participate in "road shows" and meetings with prospective purchasers of the Purchaser Shares; and (iv) paying all reasonable costs and expenses in connection with the foregoing (other than underwriters' commissions and selling discounts).

            SECTION 5.09 CERTAIN TRANSACTIONS. (a) (i) In the event all the conditions set forth in Article VI have been satisfied or waived and the Banking Board of New York State shall not have consented to, approved or otherwise authorized the change of control of Winthrop Trust Company ("WINTHROP") in connection with the transactions contemplated by this Agreement (such consent, approval or authorization, the "BANK BOARD APPROVAL"), Financial agrees to acquire from the Company as promptly as practicable following satisfaction or waiver of all such conditions, but in any event prior to the Closing Date, all the issued and outstanding capital stock of Winthrop for its book value. Financial further agrees to sell to the Company (or such other entity as Purchaser shall designate), and transfer good, valid and marketable title to (free and clear of any Liens), and Purchaser hereby agrees to acquire, or to cause the Company or any other designee of Purchaser to acquire, all such issued and outstanding capital stock of Winthrop immediately following receipt of the Banking Board Approval for the same consideration paid by Financial pursuant to the immediately preceding sentence.

            (ii) Financial further agrees that if it acquires Winthrop pursuant to Section 5.09(a)(i), until such time as it transfers ownership of Winthrop to the Company or any other designee of Purchaser, Financial shall cause Winthrop to conduct its business only in the ordinary course in a manner consistent with past practice and in consultation with the Company.

Without limiting the generality of the foregoing, Financial shall not permit Winthrop to take any action described in Section 6.01(a) through (n) of the Merger Agreement (without giving effect to any exceptions therein).

            (b) (i) In the event that DLJ Bank Holdings LLC ("BANK HOLDINGS LLC") is not liquidated pursuant to Section 7.13 of the Merger Agreement, or regulatory approval or expressions of non-objection to Purchaser's acquiring control of Bank Holdings LLC are not received, prior to the satisfaction or waiver of all the conditions set forth in Article VI, Financial agrees to acquire from the Company all the membership or other equity interests in Bank Holdings LLC as promptly as practicable, but in any event prior to the Closing, for its book value. In connection with the foregoing, Purchaser and Financial will cooperate with each other to ensure that the United Kingdom bank subsidiary of Bank Holdings LLC (the "UK BANK") is not required by the applicable regulatory authorities to be transferred with Bank Holdings LLC. If the UK Bank is required to be so transferred, Financial agrees to acquire from the Company all the equity interests in the UK Bank for its book value simultaneously with its acquisition of Bank Holdings LLC.

            (ii) If Bank Holdings LLC is not liquidated following its acquisition by Financial pursuant to Section 5.09(b)(i), Purchaser hereby agrees to acquire, or to cause the Company or any other designee of Purchaser, to acquire, all the membership interests or other equity interests in Bank Holdings LLC immediately following receipt of the requisite regulatory approvals for such acquisition for the same consideration paid by Financial pursuant to Section 5.09(b)(i)), and if the UK Bank is also acquired by Financial pursuant to
Section 5.09(b)(i), Purchaser also hereby agrees to acquire, or to cause the Company or any other designee of Purchaser to acquire, all the equity interests in the UK Bank immediately following receipt of the requisite regulatory approvals for such acquisition for the same consideration paid by Financial pursuant to Section 5.09(b)(i).

            (iii) Financial further agrees that if it acquires either Bank Holdings LLC or the UK Bank pursuant to Section 5.09(b)(i), until such time as it transfers ownership of such entities to the Company or any other designee of Purchaser, Financial shall cause each such entity to conduct its business only in the ordinary course in a manner consistent with past practice and in consultation with the Company. Without limiting the generality of the foregoing, Financial shall not permit Bank Holdings LLC or the UK Bank to take any action described in Section 6.01(a) through (n) of the Merger Agreement (without giving effect to any exceptions therein).

            (c) Each of Financial and Purchaser agrees to deliver, or cause to be delivered, all documents (including, without limitation, reasonable and customary purchase and sale agreements) and take, or cause to be taken, all actions reasonably necessary to effect the transactions contemplated by this
Section 5.09.

            SECTION 5.10 POST-CLOSING SHARE PURCHASE. (a) Purchaser agrees to acquire (or cause to be acquired) from the Sellers (pro rata in accordance with their ownership of Purchaser Shares on the Closing Date or as otherwise directed by Financial) on the Business Day immediately following the Closing Date a number of Purchaser Shares having an aggregate value of $1.2 billion, based on the average of the closing prices of Purchaser Shares on the Swiss Exchange on the five consecutive Business Days preceding the Closing Date and on the average of the noon buying rates in New York for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on the five consecutive Business Days preceding the Closing Date. On such date, (i) the Sellers shall deliver to Purchaser or its designee, and upon due payment therefor, Purchaser or its designee (as the case may be) shall receive, good, valid and marketable title to such Purchaser Shares, free and clear of any Liens, and (ii) Purchaser shall deliver (or cause to be delivered) to the Sellers (pro rata in accordance with their ownership of Purchaser Shares on the Closing Date or as otherwise directed by Financial) $1.2 billion in immediately available United States dollars.

            (b) Each of the parties hereto agrees to deliver, or cause to be delivered, all documents (including, without limitation, reasonable and customary purchase and sale agreements) and take, or cause to be taken, all actions reasonably necessary to effect the transactions contemplated by this
Section 5.10.

            SECTION 5.11 1940 ACT. (a) Purchaser and the Sellers have entered into this Agreement in reliance upon the benefits and protections provided by
Section 15(f) of the Investment Company Act of 1940, as amended (the "1940 ACT"). Purchaser shall not take any action not contemplated by this Agreement or the Merger Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby, and it shall not fail to take any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby.

            (b) Purchaser shall use its reasonable best efforts to assure, for the three year period following the Closing, that the composition of the Board of Directors or Trustees, as the case may be, of each investment company managed by the Company or its subsidiaries on the date hereof (the "FUND") is in compliance at such times with Section 15(f)(1)(A) of the 1940 Act.

            (c) For a period of two year after the Closing, there shall not be imposed on any of the Funds that is registered under the 1940 Act an "unfair burden" as a result of the transactions contemplated by this Agreement or the Merger Agreement, or any terms or conditions applicable thereto.

            (d) Except as otherwise defined in this Section 5.11, the capitalized terms and terms in quotations used in this Section 5.11 shall have the meanings set forth in Sections 15(f), 2(a)(4) or 2(a)(d)(19) of the 1940 Act.


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

            SECTION 6.01 CONDITIONS TO THE CLOSING. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

            (a) SHAREHOLDER APPROVAL. The shareholders of Purchaser shall have approved the Purchaser Shareholder Proposal by the Requisite Vote;

            (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Sellers' Shares contemplated hereby shall have expired or been terminated;

            (c) EU ANTITRUST. The parties shall have received in respect of the purchase of the Sellers' Shares contemplated hereby the approval of the Commission of the European Union under the EC Merger Regulation that such purchase is compatible with the Common Market; and

            (d) NO ORDER; COMPLIANCE WITH LAW. (i) No Governmental Authority in the United States or Switzerland shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of shares by Purchaser or any affiliate of Purchaser illegal or otherwise restricting or prohibiting consummation of the transactions contemplated by this Agreement or the Merger Agreement and (ii) consummation of the transactions contemplated by this Agreement shall not conflict with or violate any provision of United States Law.

            SECTION 6.02 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in Article IV in this Agreement shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except, in each case, where the failure of such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a Material Adverse Effect on Purchaser, and the Sellers shall have received a certificate to such effect signed by a duly authorized officer of Purchaser;

            (b) COVENANTS. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and the Sellers shall have received a certificate to such effect signed by a duly authorized officer of Purchaser; and

            (c) PURCHASER MATERIAL ADVERSE EFFECT. No Purchaser Material Adverse Effect shall have occurred.

            SECTION 6.03 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties (i) of the Sellers contained in Article III of this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, and (ii) of the Company contained in Article IV of the Merger Agreement shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except in the case of this clause
(ii) where the failure to be so true and correct would not have a Material Adverse Effect on the Company (without, in the case of clause (i) and (ii), giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), and Purchaser shall have received a certificate to such effect signed by a duly authorized officer of each Seller; and

            (b) COVENANTS. The covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate to such effect signed by a duly authorized officer of each Seller; and

            (c) COMPANY MATERIAL ADVERSE EFFECT. No Company Material Adverse Effect shall have occurred.


                                  ARTICLE VII

                             TERMINATION AND WAIVER

            SECTION 7.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual written consent of each of Financial and Purchaser duly authorized by the Boards of Directors of Financial and Purchaser; or

            (b) by either Financial or Purchaser if:

            (i) the Closing shall not have occurred by March 31, 2001 unless the Offer has closed on or before such date; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has each been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

            (ii) any Governmental Authority in the United States or Switzerland shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making the transactions contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement; or

            (c) by either Purchaser or Financial if the Purchaser Shareholder Proposal shall fail to obtain the Requisite Vote at the Purchaser Shareholders Meeting; or

            (d) by (i) Purchaser if a Company Material Adverse Effect shall have occurred, or (ii) Financial if a Purchaser Material Adverse Effect shall have occurred; or

            (e) by either Purchaser or Financial (PROVIDED that the terminating party and, if Financial is the terminating party, the other Sellers are not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Purchaser, if Financial is the terminating party, or the Sellers, if Purchaser is the terminating party, such that the conditions in Article VI would not be satisfied, which breach is not cured within 15 days following written notice to the breaching party, or which breach, by its nature or timing, cannot be cured prior to the Closing.

            SECTION 7.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 8.02 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

            SECTION 7.03 WAIVER. At any time prior to the Closing, any of the parties hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

            SECTION 8.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained in Article III of this Agreement and the representations and warranties of Purchaser contained in Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.06, 4.07 and 4.08 shall survive the
Closing. The representations and warranties of Purchaser contained in Article IV (except as set forth in the preceding sentence) shall terminate upon the Closing. The liability of the Sellers and Purchaser with respect to their respective representations and warranties shall not be reduced by any investigation made at any time by or on behalf of the other parties.

            SECTION 8.02 EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

            SECTION 8.03 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

        (a) if to any of the Sellers:

            AXA Financial, Inc.
            1290 Avenue of the Americas
            New York, NY  10104

            Telecopy:  (212) 707-1920
            Attention:  Stanley B. Tulin
                        Vice-Chairman and Chief Financial Officer

            with a copy to:

            Debevoise & Plimpton
            875 Third Avenue
            New York, NY  10022
            Telecopy:  (212) 909-6836
            Attention:  Michael W. Blair
                        Gregory V. Gooding

        (b) if to Purchaser:

            Credit Suisse Group
            Paradeplatz 8
            P.O. Box 1
            CH-8070 Zurich
            Switzerland

            Telecopy:  (41-1) 210-2120
            Attention:  David Frick
                        General Counsel

            with a copy to:

            Shearman & Sterling
            599 Lexington Avenue
            New York, NY  10022
            Telecopy:  (212) 848-7179
            Attention:  David W. Heleniak
                        Clare O'Brien

            SECTION 8.04 HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 8.05 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

            SECTION 8.06 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

            SECTION 8.07 ASSIGNMENT. This Agreement shall not be assigned (whether pursuant to a merger, operation of law or otherwise), except that Purchaser may assign all or any of its rights and obligations under this Agreement to any affiliate, PROVIDED that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 8.08 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 8.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by Swiss Law). The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way. of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

            SECTION 8.10 WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this
Section 8.10.

            SECTION 8.11 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 8.12 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CREDIT SUISSE GROUP


                                          By: /s/ Lukas Muhlemann
                                             -----------------------------------
                                             Name:  Lukas Muhlemann
                                             Title: Chief Executive Officer
                                                    and Chairman of the Board


                                          By: /s/ Joseph T. Mclaughlin
                                             -----------------------------------
                                             Name:  Joseph T. McLaughlin
                                             Title: Authorized Signatory


                                          AXA FINANCIAL, INC.


                                          By: /s/ Stanley B. Tulin
                                             -----------------------------------
                                             Name:  Stanley B. Tulin
                                             Title: Vice Chairman and Chief
                                                    Financial Officer

                                          THE EQUITABLE LIFE ASSURANCE
                                             SOCIETY OF THE UNITED STATES


                                          By: /s/ Stanley B. Tulin
                                             -----------------------------------
                                             Name:  Stanley B. Tulin
                                             Title:  Vice Chairman and Chief
                                                     Financial Officer


                                          AXA PARTICIPATIONS BELGIUM


                                          By: /s/ Gerard de la Martiniere
                                             -----------------------------------
                                             Name:  Gerard de la Martiniere
                                             Title: Authorized Signatory


                                          AXA


                                          By: /s/ Gerard de la Martiniere
                                             -----------------------------------
                                             Name:  Gerard de la Martiniere
                                             Title: Group Executive Vice
                                                    President Finance, Control
                                                    and Structure

                                   SCHEDULE A


                       SELLER'S SHARES OF   SELLER'S CASH   PURCHASER SHARES TO
                            COMPANY         SELLER'S CASH     BE RECEIVED BY
NAME                      COMMON STOCK      PURCHASE PRICE        SELLER
----                      ------------      --------------        ------

AXA                            170,000         $4,468,493           48,357

AXA Financial, Inc.         48,646,793     $1,278,693,214       13,837,627

The Equitable Life
  Assurance Society
  of the United
  States                    39,961,540     $1,050,399,150       11,367,098

AXA Participations
  Belgium                    1,666,667        $43,808,763          474,085
                           -----------         ----------       ----------

Total                       90,445,000      2,377,369,620       25,727,167
                            ==========      =============       ==========